UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 21, 2008

WIFIMED HOLDINGS COMPANY, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-49707	58-2412118

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 River Edge Parkway, Suite GL 100A Atlanta, GA	30328

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 770-919-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

            Letter of Intent – Specialty Pharmacy Services Company

            On January 23, 2008, Wifimed Holdings Company, Inc. ("we," "us", "our" and the "Company") entered into a non-binding letter of intent to acquire a specialty pharmacy services company based on the West Coast of the United States.

            The pharmacy services company has requested that its name not be publicly disclosed at this early stage of the acquisition process. It provides niche biotechnical pharmacy prescription services, home infusion therapy and home healthcare services, including a critical care home ventilator program, oxygen, enteral therapy, durable medical equipment and disposable medical supplies

            Consummation of the proposed transaction is subject to completion of due diligence, negotiation and approval by the parties of a definitive agreement, and arranging financing.

            We hope to complete the acquisition in the second quarter of 2008, although there is no assurance that we will be successful in negotiating a definitive agreement or that we will be able to obtain financing on terms that are acceptable to us.

            Cancellation of Letter of Intent – CyberMedX

            On October 29, 2007, we entered into a letter of intent with CyberMedx Medical Systems, LLC ("Cybermedx"), previously disclosed as Exhibit 10.1 to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 1, 2007. Although it was expected that the acquisition was to be completed shortly after the execution of the letter of intent, the parties were unable to reach agreement on all material terms and did not enter into a definitive purchase agreement.  After an extended period of due diligence and negotiations, the parties canceled the letter of intent by mutual agreement on or about January 21, 2008.  Notwithstanding that fact, the parties have commenced negotiations for the acquisition by the Company of certain intellectual property rights rather than acquiring the corporation or its assets. To that end, the parties are in the process of negotiating an intellectual property purchase or license.

Item 9.01 - Financial Statements and Exhibits

            (d) Exhibits

                        99.1 – Press Release dated January 29, 2008

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 29, 2008

WiFiMed Holdings Company, Inc.

Registrant

By:	/s/ Gregory Vacca

President and CEO